Hills Bancorporation
Unaudited Financial Report
March 31, 2015

Banking Locations
Hills Bank and Trust Company

Hills Office
- 131 Main Street
  319-679-2291

Coralville Office
- 1009 2nd Street
  319-351-8000

Iowa City Offices
- 201 S. Clinton Street
  319-351-3337
- 1401 S. Gilbert Street
  319-338-1277
- 2621 Muscatine Avenue
  319-338-3381
- University of Iowa
  Hospitals and Clinics
  200 Hawkins Drive
  319-358-8442
- Iowa Memorial Union
  University of Iowa
  1 N Madison Street
  319-338-4468

North Liberty Offices
- 25 Highway 965 N
  319-626-2381
- 590 West Forevergreen Rd
  319-626-2199

Cedar Rapids Offices
- 3905 Blairs Ferry Road NE
  319-294-2444
- 240 3rd Avenue SE
  319-247-5721
- 3610 Williams Blvd. SW
  319-654-9595

Lisbon Office
- 103 W. Main Street
  319-455-2951

Marion Office
- 800 11th Street
  319-377-6066

Mount Vernon Office
- 720 First Avenue SE
  319-895-4018

Kalona Office
- 120 5th Street
  319-656-2281

Wellman Office
- 229 8th Avenue
  319-646-4000

Board of Directors

- Michael S. Donovan
- Thomas J. Gill, D.D.S.
- Michael E. Hodge
- Emily A. Hughes
- James A. Nowak
- Theodore H. Pacha
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 30170
College Station, TX 77842-3170
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

April 20, 2015

To Our Shareholders:

Enclosed are Hills Bancorporation's unaudited consolidated balance sheet as of March 31, 2015 (with comparison to December 31, 2014) and unaudited statements of income for the three month periods ended March 31, 2015 and 2014.

Balance Sheet Overview

Highlights noted on the balance sheet as of March 31, 2015 for the Company included the following:

- Total assets were $2.407 billion, an increase of $72.94 million since December 31, 2014.
- Net loans were $1.979 billion, an increase of $12.97 million since December 31, 2014.
- Total deposits were $1.907 billion, an increase of $72.27 million since December 31, 2014. Deposit growth included approximately $78.00 million of temporary public funds.
- Stockholders' equity was $256.58 million, a slight increase of $1.05 million since December 31, 2014.

The Company achieved a return on average assets of 1.22% and a return on average equity of 11.02% for the twelve months ended March 31, 2015. Comparable returns for the twelve months ended March 31, 2014 were 1.22% and 10.94%, respectively. Dividends of $1.25 per share were paid in January 2015 to 2,284 shareholders. The 2014 dividend was $1.15 per share.

Income Statement Overview

Net income increased $636,000 for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Total net income was $7.38 million for the first quarter of 2015 and $6.74 million in the comparable period in 2014, an increase of 9.43%. The change in net income in 2015 as compared to 2014 was primarily the result of the following:

- Net interest income increased by $1,564,000.
- The provision for loan losses decreased by $107,000.
- Other income increased by $569,000.
- Other expenses increased by $941,000.
- Income tax expense increased by $663,000.

For the three months ended March 31, 2015, basic and diluted earnings per share were both $1.58. For the three months ended March 31, 2014, basic and diluted earnings per share were $1.43.

The Company's net income continues to be driven primarily by four important factors. The first important factor is the interaction between changes in net interest margin and changes in average earnings assets. Net interest income of $18.58 million for first three months of 2015 was derived from the Company's $2.234 billion of average earning assets during that period and its tax-equivalent net interest margin of 3.50%. Average earning assets in the three months ended March 31, 2014 were $2.066 billion and the tax-equivalent net interest margin was 3.47%.

The second significant factor affecting the Company's net income is the provision for loan losses. The majority of the Company's interest-earning assets are in loans outstanding, which amounted to more than $1.979 billion at March 31, 2015. The provision is computed on a quarterly basis and is a result of management's determination of the quality of the loan portfolio. The provision reflects a number of factors, including the size of the loan portfolio, the overall composition of the loan portfolio and loan concentrations, the borrowers' ability to repay, past loss experience, loan collateral values, the level of impaired loans and loans past due ninety days or more. In addition, management considers the credit quality of the loans based on management's review of problem and watch loans, including loans with historically higher credit risk. The provision for loan losses was a reduction of expense of $62,000 for the three months ended March 31, 2015 compared to an expense of $45,000 for the first three months of 2014.

The amount of loans sold on the secondary market and the resulting gain or loss is the third significant factor that can cause fluctuations in net income. For the three months ended March 31, 2015 and 2014, the net gain on sale of loans was $308,000 and $111,000 respectively. The change represents a 177.48% increase in the income on the sale of secondary market loans. The volume of loans originated for sale in the first three months of 2015 was $40.58 million compared to $16.52 million in 2014.

The fourth significant factor affecting the Company's net income is income tax expense. Federal and state income tax expense was $3.05 million for the first three months of 2015 compared to $2.39 million for the first three months of 2014. Income taxes as a percentage of income before taxes were 29.26% in 2015 and 26.16% in 2014.

Hills Bank's Washington Office Opening!

Construction is nearing completion at the Washington, IA office. It will be open for business in early summer! Shareholders will have the opportunity to take a tour at a variety of Grand Opening events. The Washington office is located at 2481 Hwy 92 E, Washington.

Lemon Boss


Lemon Boss
Financed by
Hills Bank
and Trust Company

We support local businesses of all shapes and sizes. This summer from June 8th to July 31st, Hills Bank will be helping kids 5-12 years old, start their own business by becoming a Lemon Boss! This is a great opportunity to teach kids about finances, customer service, and business all while spending quality time together. For more information visit HillsBankLemonBoss.com and be sure to follow us on Facebook, Twitter, and Instagram for pictures of Lemon Bosses throughout the summer!

Ways You Can Help Increase the Value of Your Investment in Hills Bancorporation

- Do all of your personal banking at Hills Bank. Also, encourage your family, friends and neighbors to bank at Hills Bank.
- Bring your company's banking business to Hills Bank.
- Encourage your clubs, churches and other organizations to which you belong to bank with Hills Bank.
- Actively watch for opportunities for Hills Bank to gain new business. For example, do you know someone moving to the area?

Sincerely,

Dwight O. Seegmiller
President and CEO

HillsHelps.com

Hills Bancorporation
Consolidated balance sheets – (Unaudited)
March 31, 2015 and December 31, 2014
(Amounts In Thousands, Except Shares)

ASSETS	March 31, 2015	December 31, 2014
Cash and cash equivalents	$ 83,345	$ 29,174
Investment securities available for sale at fair value (amortized cost March 31, 2015 $256,673; December 31, 2014 $256,920)	259,878	258,992
Stock of Federal Home Loan Bank	8,446	8,248
Loans held for sale	8,311	4,476
Loans, net of allowance for loan losses (March 31, 2015 $24,360; December 31, 2014 $24,020)	1,970,499	1,961,369
Property and equipment, net	32,466	29,071
Tax credit real estate	17,045	17,259
Accrued interest receivable	9,102	8,276
Deferred income taxes, net	10,219	9,938
Other real estate	1,228	1,213
Goodwill	2,500	2,500
Other assets	4,218	3,802
Total assets	$ 2,407,257	$ 2,334,318
LIABILITIES AND STOCKHOLDERS' EQUITY		
LIABILITIES		
Noninterest-bearing deposits	$ 280,432	$ 288,718
Interest-bearing deposits	1,626,903	1,546,351
Total deposits	$ 1,907,335	$ 1,835,069
Short-term borrowings	40,928	47,499
Federal Home Loan Bank borrowings	140,000	140,000
Accrued interest payable	859	902
Other liabilities	26,545	20,749
Total liabilities	$ 2,115,667	$ 2,044,219
REDEEMABLE COMMON STOCK HELD BY EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)	$ 35,007	$ 34,571
STOCKHOLDERS' EQUITY		
Common stock, no par value; authorized 10,000,000 shares; issued March 31, 2015 5,089,298 shares; December 31, 2014 5,088,927 shares	$ -	$ -
Paid in capital	43,060	42,925
Retained earnings	273,449	271,924
Accumulated other comprehensive income	(422)	(448)
Unearned ESOP Shares	(504)	(504)
Treasury stock at cost (March 31, 2015 401,075 shares; December 31, 2014 398,711 shares)	(23,993)	(23,798)
Total stockholders' equity	$ 291,590	$ 290,099
Less maximum cash obligation related to ESOP shares	35,007	34,571
Total stockholder's equity less maximum cash obligation related to ESOP shares	$ 256,583	$ 255,528
Total liabilities & stockholders' equity	$ 2,407,257	$ 2,334,318

Hills Bancorporation
Consolidated Statements of Income – (Unaudited)
Three Months Ended March 31, 2015 and 2014
(Amounts In Thousands, Except Per Share Amounts)

	Three Months Ended March 31, 2015	2014
Interest income:		
Loans, including fees	$ 21,080	$ 19,749
Investment securities:		
Taxable	286	270
Nontaxable	843	836
Federal funds sold	5	10
Total interest income	$ 22,214	$ 20,865
Interest expense:		
Deposits	$ 2,164	$ 2,469
Short-term borrowings	17	3
FHLB borrowings	1,454	1,378
Total interest expense	$ 3,635	$ 3,850
Net interest income	$ 18,579	$ 17,015
Provision for loan losses	(62)	45
Net interest income after provision for loan losses	$ 18,641	$ 16,970
Noninterest income:		
Net gain on sale of loans	$ 308	$ 111
Trust fees	1,569	1,460
Service charges and fees	1,946	1,837
Rental revenue on tax credit real estate	511	357
Net gain on sale of other real estate owned and other repossessed assets	7	72
Other noninterest income	649	584
	$ 4,990	$ 4,421
Noninterest expenses:		
Salaries and employee benefits	$ 6,651	$ 6,257
Occupancy	1,015	1,009
Furniture and equipment	1,298	1,231
Office supplies and postage	441	382
Advertising and business development	774	628
Outside services	1,814	1,535
Rental expenses on tax credit real estate	602	530
FDIC insurance assessment	289	270
Other noninterest expense	315	416
	$ 13,199	$ 12,258
Income before income taxes	$ 10,432	$ 9,133
Income taxes	3,052	2,389
Net income	$ 7,380	$ 6,744
Earnings per share:		
Basic	$ 1.58	$ 1.43
Diluted	1.58	1.43